Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated July 6, 2026, with respect to the consolidated balance sheets of TOP Financial Group Ltd. and its subsidiaries as of March 31, 2026 and 2025, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years ended March 31, 2026 and 2025. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

October 01, 2026